Schedule 14A Information

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[  ] Preliminary Proxy Statement

[  ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

[  ] Definitive Proxy Statement

[X] Definitive Additional Materials

[  ] Soliciting Material under Rule 14a-12

Vanguard Admiral Funds

Vanguard Bond Index Funds

Vanguard CMT Funds

Vanguard California Tax-Free Funds

Vanguard Charlotte Funds

Vanguard Chester Funds

Vanguard Convertible Securities Fund

Vanguard Explorer Fund

Vanguard Fenway Funds

Vanguard Fixed Income Securities Funds

Vanguard Horizon Funds

Vanguard Index Funds

Vanguard Institutional Index Funds

Vanguard International Equity Index Funds

Vanguard Malvern Funds

Vanguard Massachusetts Tax-Exempt Funds

Vanguard Money Market Reserves

Vanguard Montgomery Funds

Vanguard Morgan Growth Fund

Vanguard Municipal Bond Funds

Vanguard New Jersey Tax-Free Funds

Vanguard New York Tax-Free Funds

Vanguard Ohio Tax-Free Funds

Vanguard Pennsylvania Tax-Free Funds

Vanguard Quantitative Funds

Vanguard Scottsdale Funds

Vanguard Specialized Funds

Vanguard STAR Funds

Vanguard Tax-Managed Funds

Vanguard Trustees’ Equity Fund

Vanguard Valley Forge Funds

Vanguard Variable Insurance Funds

Vanguard Wellesley Income Fund

Vanguard Wellington Fund

Vanguard Whitehall Funds

Vanguard Windsor Funds

Vanguard World Funds

(Name of Registrant as Specified in its Declaration of Trust)

(Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total Fee Paid:

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

(2)  Form, schedule or registration statement no.:

(3)  Filing party;

(4)  Date filed:

[Search description (75 to 150 characters, including spaces)]

Vanguard CEO Bill McNabb discusses the trustee election and policy proposals that are part of the company’s 2017 proxy campaign.

[Long description (100 to 270 characters, including spaces)]

Vanguard CEO Bill McNabb encourages shareholders of all U.S.-based Vanguard mutual funds to participate in the election of each fund’s trustees and to vote on fund-related proposals that are part of the company’s 2017 proxy campaign.

Chairman's perspective: Proxy

IIG web freshness

[Photo:]

Bill McNabb

It’s your investment—Now make it your vote

Shareholders of Vanguard’s U.S.-based funds are being asked this year to elect trustees and vote on a number of important proposals affecting their funds. A proxy campaign began in August and will conclude with a shareholders’ meeting in November.

In this Chairman’s Perspective commentary, Vanguard Chairman and CEO Bill McNabb discusses the campaign and what it means to shareholders.

Chairman’s Perspective

Since mid-August we’ve been reaching out to you about the proposals put forth by the Vanguard funds that, if approved, will enable us to manage the funds more efficiently and effectively. As the November deadline for voting approaches, I’d like to offer some perspective on a few of the proposals that I believe are important to the way Vanguard operates and manages your investments. I hope you consider this information and promptly cast your ballot.

Your biggest advocate

The main driver for this proxy solicitation is to ask all our fund shareholders to elect a full slate of trustees who oversee each U.S.-based Vanguard mutual fund. These trustees serve an important role, making sure your funds are managed in your best interests. This includes monitoring fund performance, approving advisory agreements, and ensuring that we’re keeping your investment costs as low as possible. Simply put, they are your biggest advocate.

Each trustee brings a variety of skills and professional experiences that contribute to the board’s strength and diversity. Of the 12 nominees, 9 currently serve on the board, and 3 are new. If elected, the new board would include 10 independent members, meaning they have no affiliation with Vanguard or the funds apart from any investments they may choose to make as private individuals.

These are the proposed new trustees:

•         Sarah Bloom Raskin is a former member of the Federal Reserve Board of Governors and former deputy secretary of the U.S. Treasury Department. She is an expert in cybersecurity—a critically important issue at Vanguard, as we place a premium on protecting clients’ assets and sensitive data.

•         Deanna Mulligan is chief executive officer of The Guardian Life Insurance Company of America. It’s rare to find a CEO such as Deanna who leads a company with a mutual ownership structure similar to Vanguard’s.

•         Tim Buckley is president and a director of Vanguard and will succeed me in January as CEO. (I’ll remain chairman for a period to be determined by the board.) I interviewed Tim when he applied for his first job here in 1991 and again when he was graduating from Harvard Business School. I was thrilled he picked Vanguard as a place to build his career, and I’ve been delighted to see him take on several leadership positions, including as head of our Retail Investor Group, chief information officer, and chief investment officer. I can think of no one better prepared to succeed me.

Vanguard believes that diversity of thought, background, and experience, as well as diversity of personal characteristics, meaningfully contributes to the board’s ability to effectively serve shareholders. If Sarah and Deanna are elected, women will account for 40% of the board’s independent trustees.

I should note that even as Vanguard is nominating three new board members, we’re saying goodbye to trustee Rajiv Gupta. Rajiv was a legendary CEO of Rohm and Haas Co., and Vanguard and our clients have benefited greatly from his expertise. I wish him a happy retirement.

Summarizing the proposals

Among the trustees’ leading responsibilities is overseeing the funds’ internal and external investment advisory agreements. The trustees, in consultation with our Global Investment Committee and our Portfolio Review Department, choose the investment advisors that manage client assets. Over decades, we have built a strong track record of picking advisors whose portfolio management strategies have served clients well.

Two proposals in the proxy focus on this oversight responsibility. Shareholders of 48 Vanguard funds have already voted to allow the board to make external advisor changes without obtaining prior shareholder approval. The new proposals would extend that policy across our entire U.S.-based fund lineup and expand it to include internal advisory agreements with Vanguard subsidiaries. Eliminating the need for shareholder approval removes a step that is costly and time-consuming if done frequently or on an individual fund basis. Although there are no current plans to employ the policy on any Vanguard-managed funds, standardizing it enables the trustees to retain an advisory firm to diversify a fund’s management team or ensure management continuity should a contingency arise.

I also encourage shareholders of several specific Vanguard index funds to read the proxy proposals that affect those funds. One proposal would change the investment objective of Vanguard REIT Index Fund and Vanguard Variable Insurance Fund REIT Index Portfolio to include real estate-related securities, aligning the funds with updated industry-sector classification methodology. Another proposal seeks to change the diversification status of the REIT Index Fund to enable it to better track its benchmark. Finally, we seek your approval of the Funds’ Service Agreement for Vanguard Institutional Index Fund and Vanguard Institutional Total Stock Market Index Fund. If approved, this arrangement would then be standardized across Vanguard’s entire publicly available U.S. mutual fund lineup. It should also reduce costs and minimum initial investment requirements in select share classes.

At the ballot box

We hope you’ll make it a priority to cast your ballot. We want to avoid the added time and cost of soliciting sufficient votes should we not obtain a quorum by the shareholder meeting on November 15, when voting concludes. Ultimately, we believe the proposals I’ve discussed are in your best interest as Vanguard fund shareholders, and the trustees recommend that you vote in favor of them.

Visit the voting website to vote now.

Details on the proposals and voting methods are available at Vanguard’s proxy resource center.

Notes:

•         All investing is subject to risk, including the possible loss of the money you invest.

Advisor email – Tom Rampulla proxy vote video

[Date of First Use]

09/30/2017

[Date of Last Use - Generally 3 months after DOFU]

11/15/2017

[Body]

Subject: Your support and vote are crucial to Vanguard's proxy campaign

#FirstName#,

Vanguard’s proxy voting campaign is underway! Shareholders of each U.S.-based Vanguard fund are being asked to help elect each fund’s board of trustees and to vote on several Vanguard proposals aimed primarily at increasing operational flexibility and harmonizing fund policies across all Vanguard funds.

Your support and vote are crucial to helping us in our ongoing mission to drive down the cost of investing.

In this short video, Tom Rampulla, Head of U.S. Financial Intermediaries, outlines what advisors can do to help make the 2017 proxy campaign a success.

-----------------------------------------------------------------------------------------------------------------------------

To watch the video, please go to:

http://advisors.vanguard.com/proxyvideo

------------------------------------------------------------------------------------------------------------------------------

If you have additional questions, please don't hesitate to contact us.

#VGI_Name#

#VGI_Title#

Phone: #VGI_Phone#, Ext. #VGI_EXT#

_____________________________________________________________

For more information about Vanguard funds, visit advisors.vanguard.com or call 800-997-2798 to obtain a prospectus or, if available, a summary prospectus. Investment objectives, risks, charges, expenses, and other important information about a fund are contained in the prospectus; read and consider it carefully before investing.

All investing is subject to risk, including the possible loss of the money you invest.

For financial advisors only. Not for public distribution.

(c) 2017 The Vanguard Group, Inc. All rights reserved. Vanguard Marketing

Corporation, Distributor.

| Privacy statement: http://www.vanguard.com/finadvprivacystmt

455 Devon Park Drive | Wayne, PA 19087-1815 | advisors.vanguard.com

Rampulla Proxy video

8/25/2017

Tom on camera + title lower third	Text animates on	Text animates on

Tom: Vanguard’s 2017 proxy voting campaign is underway. Shareholders of each U.S.-based Vanguard fund are being asked to elect a board of trustees and to approve several Vanguard proposals aimed primarily at increasing operational flexibility and harmonizing policies across all Vanguard funds.	If approved, these proposals will help the funds run more efficiently and effectively—helping us in our mission to drive down the cost of investing.	For the voting results to be binding, we must reach a quorum of votes on the proposals.

Tom on camera	Text animates in	Tom oncamera

I am asking you and your clients to vote promptlyso that the funds can avoid the extra cost of soliciting shareholder participation.	Shareholders can vote online, by phone, by mail, or in person through November15th.	With your support, our proxy voting campaign will be a success—and for that I extend a heartfeltthank you.
Sketches and screenshots provided for general visual reference only.

Animated Vanguard logo

Sketches and screenshots provided for general visual reference only.